Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-273256) and related Prospectus of Athersys, Inc. for the registration of shares of its common stock, common warrants and pre-funded warrants and to the incorporation by reference therein of our report dated March 31, 2023, with respect to the consolidated financial statements of Athersys, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cleveland Ohio

July 26, 2023